UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RTI SURGICAL, INC.
(Name of Registrant as Specified in Its Charter)

KRENSAVAGE PARTNERS, LP
KRENSAVAGE ADVISORS, LLC
KRENSAVAGE PARTNERS TOO, LP
KRENSAVAGE ADVISORS TOO, LLC
KRENSAVAGE ASSET MANAGEMENT LLC
MICHAEL P. KRENSAVAGE
JEFFREY D. GOLDBERG
DARREN P. LEHRICH
MARK D. STOLPER
FRANK R. WILLIAMS JR.

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Krensavage Asset Management LLC, together with the other participants named herein (collectively, “Krensavage”), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of four director nominees at the upcoming 2016 annual meeting of stockholders of RTI Surgical, Inc., a Delaware corporation.

On May 17, 2016, Krensavage issued the following press release:

Krensavage Urges RTI Shareholders to Protect Their Investment by Voting the GREEN Proxy Card

Krensavage Objects to RTI Spending up to $2.5 Million in Proxy Contest to Maintain the Troubling Status Quo

Declining Revenue, Margins and Earnings Underscore Need for Krensavage’s Highly-Qualified Independent Directors

Reduced Outlook for Commercial Segment Raises Questions about Management’s Grasp of Business

Poor Performance Casts Doubt on Company’s Long-Term Plan

NEW YORK – May 17, 2016 – Krensavage Asset Management LLC, a 6.0% shareholder of RTI Surgical, Inc. (NASDAQ: RTIX), urges shareholders to protect their stakes in RTI by voting the GREEN proxy card at the company’s May 26 annual meeting.

RTI in its April 28 first-quarter earnings report disclosed that it may squander about $2.5 million of shareholders’ money to wage a proxy battle against Krensavage, which is seeking to install directors who would help end years of poor performance and questionable corporate governance. RTI’s first-quarter earnings declined 47% on a 1% revenue decrease.

“RTI’s willingness to spend more than 20% of its cash on hand to thwart a large shareholder’s efforts to improve RTI for the benefit of all shareholders is utterly unconscionable,” said Michael P. Krensavage, managing member of Krensavage Asset Management. “We believe the company’s obstinance underscores its utter contempt for those who have used their own money to buy shares of RTI.”

After Krensavage complained about RTI’s spending to maintain the troubling status quo under CEO Brian Hutchison, the company offered Krensavage a single board seat—increasing the number of directors to 10 from 9--following months of refusing to embrace any of the four highly-qualified nominees Krensavage proposes for RTI’s May 26 annual meeting.

While we would prefer RTI management focus on running the company instead of waging a proxy battle, its offer falls short of the change that we believe is required at RTI to enhance value for all shareholders.

RTI’s first-quarter earnings report underscores the need for reform. Net income applicable to common shares in the three months ended March declined 47% from the year-ago period. Revenue declined 1%, hurt by a 12.4% drop in sales to commercial customers. The segment represents 38% of RTI’s revenue.

Worse, RTI cuts its guidance for the commercial segment. The company on April 28 said it expects revenue from commercial and “other” to decline at least 13% and as much as 16% in 2016, a deterioration from its previously-implied drop of 9.4% to 13.6%.

For the second quarter, RTI said it expects company-wide revenue to decline between 6.4% and 7.8% from the year-ago period. The midpoint of RTI’s guidance implies a 4.1% decline in first-half revenue from the year-ago period.

Krensavage remains concerned about RTI’s spending. Operating expenses climbed 3.8% in the first-quarter from the year-ago period while revenue declined 1%. Operating margin declined to 5.9% in the first quarter of 2016 from 9.1% in the year-ago period. Capital spending increased 8.7% from the prior-year period to $4.6 million, or more than 70% of first-quarter operating cash flow.

Krensavage repeatedly has criticized RTI for failing to generate cash. It has produced positive free-cash flow in four of its 16 years as a public company.

RTI’s performance raises questions about a plan the company disclosed in November, 2014, to build its annual revenue to $500 million and lift its operating margin to 20%. RTI generated 2015 revenue of $282.3 million and an operating margin of 8.72%. The company’s shares have dropped 25% since it disclosed its plan.

While the company repeated its $500 million goal in a May 12 letter to shareholders, it again omitted a timetable. Were sales to grow at the 1.3% rate implied by the midpoint of its 2016 guidance, revenue would breach $500 million in 2060.

“We seriously question whether RTI will ever hit its revenue target,” Krensavage said. “RTI desperately needs the guidance our independent directors would provide. We urge shareholders to fortify the future of RTI and vote the green card.”

Vote GREEN

Krensavage proposes highly qualified independent nominees who will act on behalf of all shareholders.

Vote GREEN today to empower the shareholder.

Protect your investment and position RTI for growth by voting on the GREEN proxy card TODAY.

Krensavage Asset Management LLC
Louis A. Parks
(212) 518-1970
louis@krensavage.com

Investors with questions on how to vote, please contact:
InvestorCom
John Grau
(203) 972-9300 or Toll-Free (877) 972-0090